Filed Pursuant to Rule 433
Registration No. 333-132936

CREDIT SUISSE, acting through its Nassau branch

11.50% Reverse Convertible Securities due October 30, 2007
Linked to the Common Stock of NYSE Euronext

Registration and Listing:	The Revertible will be registered with the Securities and Exchange Commission and, unless otherwise specified in the applicable final pricing supplement, will not be listed on any exchange.

Trade Date:	April 24, 2007

Settlement Date:	April 30, 2007

Valuation Date:	October 24, 2007, subject to postponement if a market disruption event occurs on that date.

Maturity Date:	October 30, 2007, subject to postponement if a market disruption event exists on the valuation date.

Coupon:	The securities will pay a total coupon of 11.50% per annum on the principal amount from their issue date.

Coupon Payment Dates:	Payable quarterly in arrears on April 30, 2007 and the maturity date.

Reference Shares:	NYSE Euronext (NYSE: NYX)

Initial Share Price:	The closing price of the reference share on the trade date.

Knock-in Level:	The initial share price multiplied by 80%.

Payment of Maturity

The redemption amount that investors receive will be based upon the performance of the relevant reference shares:

•  If the closing price of the reference shares has not been less than the knock-in level on any trading day from but not including the trade date to and including the trade date to and including the valuation date, OR if the closing price of the reference shares is at or above the initial share price on the valuation date, the redemption amount is the cash delivery amount, which is 100% of the principal amount of your securities.

•  Otherwise the redemption amount is a number of reference shares per $1,000 principal amount of securities equal to $1,000 divided by the initial share price, plus a cash amount equal to the proportion of the final share price corresponding to any fractional share.

Discounts and Commissions:	$20.00 per $1,000 principal amount of securities (2.0%)

Underwriter:	Credit Suisse Securities (USA) LLC

Calculation Agent:	Credit Suisse International

This Free Writing Prospectus supersedes the Free Writing Prospectus dated April 9, 2007 but only with respect to the information relating to the 11.50% Reverse Convertible Securities due October 30, 2007 Linked to the Common Stock of NYSE Group, Inc.

Unless otherwise stated, all information contained herein on the reference shares and on the issuer of the reference shares is derived from publicly available sources and provide for informational purposes only.  On April 4, 2007, NYSE Group, Inc. (“NYSE Group”) became a wholly owned subsidiary of NYSE Euronext and filed a certification and notice of termination on Form 15 with the SEC. Each share of NYSE Group common stock was automatically converted into one share of common stock of NYSE Euronext. Shares of NYSE Euronext began trading on the New York Stock Exchange on April 4, 2007.

The following table records the high, low, and end-of-quarter closing prices of the reference shares as reported by the New York Stock Exchange, the relevant exchange, for each quarter since March 8, 2006, the day the predecessor of NYSE Euronext first began trading. The predecessor last traded on April 3, 2007, and on April 4, 2007, the references shares first began trading as the merged entity. The historical closing prices of the references shares are provided for informational purposes only. You should not take the historical closing prices of the reference shares as an indication of future performance, which may be better or worse than the prices set forth below.

			Closing Price
			on Last Day
	Low	High	Of Quarter
2006
First quarter (from March 8, 2006)	67.00	87.53	79.25
Second Quarter	49.98	78.25	68.48
Third Quarter	56.35	74.75	74.75
Fourth Quarter	72.97	108.96	97.20
2007
First Quarter	80.59	108.21	93.75
Second Quarter (through April 17, 2007)	93.20	101.00	96.15

On April 17, 2007, the closing price of the reference shares as reported by the relevant exchange was $96.15.

April 18, 2007

Credit Suisse has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.